FOR IMMEDIATE RELEASE:

Contact Person	Dave Heeter, Chief Executive Officer
Company Name	Mutual Federal Savings Bank
Phone Number	765.747.2800
FAX Number	765.213.2981
Website URL	www.mfsbank.com

Mutual Federal Savings Bank completes acquisition of Fidelity Federal Savings Bank.

Mutual Federal Savings Bank announced the completion today of the previously announced acquisition of Fidelity Federal Savings Bank. Dave Heeter, Chief Executive Officer of MutualFirst, said, "We are pleased to welcome Fidelity Federal Savings Bank's customers to Mutual Federal. We are committed to continuing Fidelity Federal's dedication to serving the financial needs of the communities in Grant County."

"Mutual Federal's commitment to providing quality services is well recognized and documented in the Grant County community" added Michael Pretorius, Fidelity's President and CEO, who will join Mutual Federal September 19.

Patrick C. Botts, President and Chief Operating Officer of Mutual Federal Savings Bank, commented "This is an outstanding opportunity to provide Mutual Federal's quality products and services to a larger customer base in our Grant County market. With the addition of Fidelity's North Baldwin office, Mutual Federal will now have four locations in Grant County, including our Wal-Mart branch, which is open for extended hours and provides excellent convenience to our customers.

David W. Heeter stated, "We are excited about the acquisition of Fidelity Federal. Fidelity Federal has a long history of success in Grant County, and combined with the presence Mutual Federal currently has, we believe this represents our solid commitment to the Grant County community.

With this acquisition, Mutual Federal Savings Bank will have assets of approximately $950 million and will operate twenty offices in Delaware, Randolph, Grant and Kosciusko Counties.